Exhibit 10.17

EXACT Sciences Corporation

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy of Exact Sciences Corporation, a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high caliber directors who are not employees or officers of the Company or its Subsidiaries.  For purposes of this policy, non-employee directors shall include any director serving as an executive officer on an interim basis at the request of the Company’s Board of Directors (the “Board”).

In furtherance of this purpose stated above, all non-employee directors shall be paid stock compensation for services provided to the Company as set forth below:

On the date of each annual meeting of the Company’s stockholders, each non-employee director who is continuing as a director following such annual meeting shall be granted an annual retainer in common stock of the Company (“Director Stock”) having a value as set forth below as measured by the closing sale price of the Company’s common stock on the date of grant:

Annual Retainer ($ value of Restricted Stock)
Chairman of the Board	$52,500
Chairman of a Committee	$50,000
Director	$40,000

Upon his or her initial election to the board (or the first trading day thereafter if the date of election is not a trading day), a new director shall be granted $25,000 worth of Director Stock as measured by the closing sale price of the Company’s common stock on the date of grant.

All Director Stock granted pursuant to this Director Compensation Policy shall be deemed fully-vested immediately upon grant.

The foregoing compensation is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board.

Adopted Effective October 14, 2009